Exhibit 99.3

JOINT FILING AGREEMENT

In accordance with Rule 13(d)-1(k)(1) under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees to the joint filing with each other of the attached statement on Schedule 13D and to all amendments to such statement.

IN WITNESS WHEREOF, the undersigned hereby executed this Agreement as of this 5th day of October, 2011.

TEMASEK HOLDINGS (PRIVATE) LIMITED

By	/s/ Chia Yue Joo
Name:	Chia Yue Joo
Title:	Authorized Signatory Managing Director, Legal & Regulations Temasek International Pte. Ltd.

SINGAPORE TECHNOLOGIES TELEMEDIA PTE LTD

By	/s/ Pek Siok Lan
Name:	Pek Siok Lan
Title:	Company Secretary

STT COMMUNICATIONS LTD

By	/s/ Pek Siok Lan
Name:	Pek Siok Lan
Title:	Company Secretary

STT CROSSING LTD

By	/s/ Pek Siok Lan
Name:	Pek Siok Lan
Title:	Director